Exhibit 2.1

AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to the Business Combination Agreement is entered into as of February 26, 2026 by and among Einride AB (publ), a limited liability company formed under the laws of Sweden (the “Company”), Einride Cayman Sub Limited, a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Legato Merger Corp. III, a Cayman Islands exempted company (“SPAC”). Each of the Company, Merger Sub and SPAC are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of November 12, 2025 (as may be amended from time to time, the “Original Agreement”), which, among other things, provides for the merger of SPAC with and into Merger Sub; and

WHEREAS, the Parties desire to amend certain terms of the Original Agreement as set forth below;

WHEREAS, Section 10.12 of the Original Agreement provides that the Original Agreement may be amended by written agreement executed and delivered by the Parties;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Definition of Equity Value. The definition of Equity Value contained in Section 11.2 of the Original Agreement is hereby amended such that the text “$1,800,000,000” contained in such section is deleted and the text “$1,350,000,000” is inserted therefor.

2. Amendment to Section 2.1(b) of the Original Agreement. Section 2.1(b) of the Original Agreement is hereby amended such that the text “165,137,615” contained in such section is deleted and the text “123,853,211” is inserted therefor.

3. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

4. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

5. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

6. Miscellaneous. The provisions of Article X (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

EINRIDE AB (publ)

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	Chief Executive Officer

By:	/s/ Robert Falck
Name:	Robert Falck
Title:	Chairman

EINRIDE CAYMAN SUB LIMITED

By:	/s/ Roozbeh Charli
Name:	Roozbeh Charli
Title:	Chief Executive Officer

LEGATO MERGER CORP. III

By:	/s/ Gregory Monahan
Name:	Gregory Monahan
Title:	Chief Executive Officer